EXHIBIT 5

May 27, 2011

Board of Directors
Covenant Transportation Group, Inc.
400 Birmingham Highway
Chattanooga, Tennessee  37419

Re:    Covenant Transportation Group, Inc.
          Form S-8 Registration Statement

Ladies and Gentlemen:

We have acted as counsel to Covenant Transportation Group, Inc., a Nevada corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission (the "Commission") on the date hereof relating to the registration by the Company of 800,000 authorized and unissued shares of the Company's Class A common stock, par value $0.01 per share (the "Common Stock"), which may be issued pursuant to awards under the Company's Second Amended and Restated 2006 Omnibus Incentive Plan (the "Plan").

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

In connection with this opinion, we have examined all instruments, documents, and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.  In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.  We have also assumed that each award agreement setting forth the terms of each award of shares of Common Stock under the Plan is or will be consistent with the Plan, duly authorized, and if applicable, validly executed and delivered by the parties thereto.

Members of our firm are admitted to the bar in the State of Nebraska and do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Nevada, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.  As to matters of Nevada corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the 800,000 shares of Common Stock that may be issued pursuant to awards under the Plan are duly authorized shares of Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Plan, will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

SCUDDER LAW FIRM, P.C., L.L.O.

By:	/s/ Heidi Hornung-Scherr
Heidi Hornung-Scherr
Principal

Back to Form S-8